EXHIBIT 2.7

     ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement"), entered into this 20th day of
September 2001, is by, between, and among PayStar Communications Corporation, a Nevada corporation (hereinafter the "Purchaser"), PayStar Info Stations,
Inc., a Nevada corporation (the "Subsidiary"), and iCatcher Network, Inc., a
Delaware corporation (the "Seller").

     RECITALS:

A.     Seller owns approximately 184 Internet access terminals, approximately
144 of which are installed in the Cincinnati, Ohio, and in the Washington,
D.C.-Baltimore-Philadelphia corridor, geographic areas and approximately 40 of which are in inventory.

B.     The Subsidiary is a wholly owned subsidiary of the Purchaser.

C.     Purchaser, through the Subsidiary, owns and operates a network of pay-for-use Internet access terminals and desires to purchase Seller's tangible and intangible assets related to the terminals for the purpose of converting a majority of the terminals into pay-for-use devices.

D.     Purchaser wishes to purchase through the Subsidiary, and the Seller is willing to sell to the Purchaser and the Subsidiary, the terminals for the consideration, and subject to the terms, set forth in this Agreement.

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.

1.1     Acquired Assets means all right, title, and interest in and to all of the assets set forth in Exhibit "A," including, if any, all of the (a)
tangible personal property associated with such assets (such as inventories of raw materials, supplies, packaging goods, and finished goods, equipment, manufactured and purchased parts, machinery, goods in process, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, if any); (b)
advertising, venue, and connectivity contracts, and miscellaneous contracts, as set forth in Exhibit "B;" (c) customer, or host location or venue contracts for the Internet access terminals as set forth in Exhibit "C;" (d) other agreements, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder; (e) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the Permits); (f) software, IT assets and other Intellectual
Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (g) fixtures, improvements, and fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, and other appurtenants thereto (such appurtenant rights in and to public streets); (h)
leases, subleases, and rights thereunder; (i) prepayments, prepaid expenses, and deferred items, claims, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment
(including any such item relating to the payment of taxes); (j) accounts, notes, and other receivables; and (k) customer lists, correspondence with customers, customer files, customer account histories, other books, records, ledgers, files, documents, correspondence, lists, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Acquired Assets shall not include (i) the items set forth in Exhibit
"D" attached hereto (the Excluded Assets); (ii) the state charter, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a limited partnership; and (iii) any of the rights of the Seller under this Agreement.

1.2     Assumed Liabilities means (a) all trade account payables and accrued expenses of the Seller which arose in the ordinary course of business and which are set forth in Exhibit "E" attached hereto, and (b) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, either (i) to furnish goods, services, and other non-Cash benefits to another party after the closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the closing; provided, however, that the Assumed Liabilities shall not include, unless expressly provided for in this Agreement, (i) any Liability of the Seller for unpaid taxes or for income, transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby; (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a Stockholder, employee, or agent of the Seller and any of its affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); (iii) all
Liabilities and obligations of the Seller relating to the Excluded Assets
(including accounts payable and accrued expenses); (iv) all liabilities and obligations relating to funded indebtedness of Seller or its subsidiaries; (v)
any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; or (vi) any Liability or obligation of the Seller under this Agreement.

1.3     Cash means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

1.4     GAAP means United States generally accepted accounting principles as in effect from time to time.

1.5     Intellectual Property means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all computer software (including data, source codes, and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.6     Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

1.7     Person means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company or partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.8     "Registerable Securities" shall mean the shares of common
stock of the Purchaser issued pursuant to this Agreement (i) in respect of which the Registration Statement has not been declared effective by the SEC;
(ii) which have not been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force)under the Securities Act are met; or (iii) which have not been otherwise transferred to a holder who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend.

1.9     "Registration Rights Agreement" shall mean the agreement
regarding the filing of the Registration Statement for the resale of the
Registerable Securities, entered into between the Purchaser and the Investor on the closing date and annexed hereto as Exhibit "F."

1.10     "Registration Statement" shall mean a registration
statement on Form SB-2 (if use of such form is then available to the Purchaser pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Purchaser then qualifies and which counsel for the
Purchaser shall deem appropriate, and which form shall be available for the resale of the Registerable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights
Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Seller of the
Registerable Securities under the Securities Act.

1.11     "SEC" shall mean the Securities and Exchange Commission.

1.12     "Securities Act" means the Securities Act of 1933, as amended.

1.13     Security Interest means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

1.14     "Stockholder" means any person who or which holds any shares of capital stock of the Seller.

2.     Asset Purchase Transaction.

2.1     Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, the Subsidiary agrees to purchase from the
Seller, and Seller agrees to sell, transfer, convey, and deliver to the
Subsidiary, all of the Acquired Assets at the closing free and clear of any
Security Interests for the consideration set forth in subsection 2.3, below.

2.2     Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, the Subsidiary agrees to assume and become responsible for all of the Assumed Liabilities at the closing.  The Subsidiary will not assume or have any responsibility, however, with respect to any other obligation or
Liability of Seller not included within the definition of Assumed Liabilities.

2.3     Securities to be Issued; Price Guarantee.

a.     At closing Purchaser shall deliver to Seller 400,000 restricted shares of common stock of Purchaser.  The delivery of the 400,000 restricted shares shall constitute the full purchase price of the Acquired Assets.

b.     If Seller is not able to sell any of the 400,000 shares of stock received pursuant to this Agreement at or above $1.00 per share, then the following calculation will be made:  If the average daily closing price of the
Purchaser's common stock, during the period from the closing date until 13 months following should fall below an average of $1.00 by dividing the number of trading days into the closing price, and Seller shall have had ample opportunity to sell the stock at or above the $1.00 per share price, then no further money is due Seller.  In the event that the average price over the same 13 month period is below $1.00 and Seller has not had the opportunity to sell the stock at or above $1.00 then the difference between the amount the stock was sold for and $1.00 shall be paid by Purchaser to Seller within thirty (30) days.

2.4     Registration Rights.  Contemporaneous with the closing, the Purchaser and the Seller shall enter into the Registration Rights Agreement for the filing of a Registration Statement for the resale of the Registerable Shares.
Notwithstanding the foregoing, a Registration Statement shall be filed on or before October 1, 2001.  Purchaser shall use its best efforts, subject to the terms of the Registration Rights Agreement, to maintain the effectiveness of the Registration Statement for a period of not less than 240 days.

3.     Representations and Warranties of Seller.  Seller represents and warrants to Purchaser and the Subsidiary as set forth below.  These representations and warranties are made as an inducement for Purchaser and the
Subsidiary to enter into this Agreement and the Registration Rights Agreement, and, but for the making of such representations and warranties and their accuracy, Purchaser and the Subsidiary would not be parties hereto or thereto.

3.1     Organization and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into and perform the transactions contemplated by this Agreement and the Registration Rights Agreement.  This
Agreement constitutes a legal, valid, and binding agreement of the Seller.

3.2     Tangible Assets Fit for Use. The tangible Acquired Assets are fit for use or at least for conversion into the Seller's business as presently conducted and (i) are each in good repair and operating condition, normal wear and tear excepted; (ii) have been maintained in accordance with normal industry practice; (iii) are suitable for the uses to which customarily put in the conduct of the Seller's business; (iv) are not operated in violation of any applicable laws, permits, or contracts; and (v) are not leased or on loan to any third party.

3.3     Title to Assets.  Seller has good and marketable title to the Acquired
Assets, free and clear of any Security Interest or restriction on transfer, except as disclosed in writing to Purchaser and the Subsidiary prior to closing.

3.4     Clients and Customers.  There has been no material dispute between Seller and any customer applicable to such customer or otherwise in connection with the business relationship between Seller and any customer;
(ii) Seller has not been advised by any customer that such customer intends to, or would, cancel or otherwise terminate its business relationship in relation to the Acquired Assets for any reason whatsoever (including, without limitation, as a result of the announcement or consummation of a transaction of the type contemplated by this Agreement or any similar transaction), nor does Seller believe that any such cancellation or other such termination would occur or that there is any reasonable basis to expect that such a termination or cancellation would occur; and (iii) Seller has not been advised by any customer, and Seller has no reasonable basis to believe, that any customer intends to solicit "requests for proposal" or would otherwise contract with a party other than Seller (or Subsidiary upon consummation of the transactions contemplated hereby) upon expiration of the current contractual relationship between Seller and such customer.

3.5     Liabilities.  There are no material Liabilities of Seller which relate to the Acquired Assets which are not disclosed in Exhibit "G." As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to such
Liabilities, except in the normal course of business of Seller.

3.6     Litigation.  There are no legal, administrative or other proceedings, investigations or inquiries, product liability, trade mark or name infringement, or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Seller, or its assets, properties, or business, nor does Seller know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability, trade mark or name infringement, or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any
Stockholder or affiliate of Seller is a party adverse to Seller or has a material interest adverse to Seller.

3.7     Taxes.  All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes
(including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Seller, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Seller, except as have been incurred in the normal course of business of Seller since that date.  All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

3.8     No Conflict or Violation.  Neither the execution and
delivery of this Agreement, or the Registration Rights Agreement, by Seller,
nor the consummation by Seller of the transactions hereunder or thereunder nor compliance by Seller with any of the provisions hereof or thereof will result in: (i) a violation of or a conflict with any provision of the articles or certificate of incorporation, as amended, or bylaws, as amended, of Seller;
(ii) a violation of any applicable law, or order, judgment, writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time or both, would result in any such violation; (iii) an imposition of any lien on any Acquired Asset (other than the Assumed Liabilities), or an event which, with the giving of notice, lapse of time or both, would result in any such imposition; or (iv) any Person having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain damages from Purchaser or the Subsidiary or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement or the Registration Rights Agreement.

3.9     Consents and Approvals.  No consent, approval or authorization of any Person, nor any declaration, filing or registration with any Person, is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of the transactions contemplated to be consummated by Seller hereunder, except for those consents set forth on
Exhibit "H" (the "Required Consents").

3.10     Contracts.  Exhibit "A" is a true, correct and complete list of all Acquired Assets, including all acquired contracts, provider agreements or miscellaneous agreements contemplated herein.  Each contract is the legal, valid, and binding obligation of Seller and is in full force and effect as of the date hereof.  Seller has delivered or caused to be delivered to Purchaser
complete copies of each contract disclosed in Exhibit "A."    Each of these
contracts will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignment of the contracts and assumed  provider agreements from Seller to Purchaser as contemplated herein), provided that the Required Consents and/or assignments are obtained.

3.11     Accuracy of All Statements Made by Seller.  No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of
Seller pursuant to this Agreement, nor any document or certificate delivered to Purchaser or the Subsidiary by Seller pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

4.     Representations and Warranties of Purchaser and the Subsidiary.
Purchaser and the Subsidiary, jointly and severally, represent and warrant to
Seller as set forth below.  These representations and warranties are made as an inducement for Seller to enter into this Agreement and the Registration
Rights Agreement, and, but for the making of such representations and warranties and their accuracy, Seller would not be a party hereto or thereto.

4.1     Organization and Good Standing.  Purchaser and the Subsidiary are
corporations duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

4.2     Performance of This Agreement.  The execution and performance of this
Agreement and the Registration Rights Agreement, and the transaction contemplated hereby and thereby have been authorized by the boards of directors of Purchaser and the Subsidiary.

4.3     Legality of Securities to be Issued.  The shares of common stock of
Purchaser to be issued pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by Purchaser and will be fully paid and nonassessable.

4.4     Accuracy of All Statements Made by Purchaser and the Subsidiary.  No
representation or warranty by Purchaser or the Subsidiary in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by Purchaser or the Subsidiary pursuant to this Agreement, nor any document or certificate delivered to Seller pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

5.     Covenants of the Parties.

5.1     Access to Information.

a.     Purchaser and the Subsidiary and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Seller, and Seller shall furnish or cause to be furnished to Purchaser and the Subsidiary and their authorized representatives all information with respect to its affairs and business as
Purchaser or the Subsidiary may reasonably request.  Purchaser and the
Subsidiary shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to Purchaser or the
Subsidiary; (ii) becomes part of the public domain after disclosure through no fault of Purchaser or the Subsidiary; (iii) is known to Purchaser or the
Subsidiary or any of their officers or directors prior to disclosure; or (iv)
is disclosed in accordance with the written consent of Seller.  In the event this Agreement is terminated prior to closing, Purchaser and the Subsidiary shall, upon the written request of Seller, promptly return all copies of all documentation and information provided by Seller hereunder.

b.     Seller and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Purchaser and the Subsidiary, and Purchaser and the Subsidiary
shall furnish or cause to be furnished to Seller and its authorized representatives all information with respect to their affairs and business as
Seller may reasonably request.  Seller shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Seller; (ii) becomes part of the public domain after disclosure through no fault of Seller; (iii) is known to Seller or any of its partners or managers prior to disclosure; or (iv) is disclosed in accordance with the written consent of Purchaser or the Subsidiary, as applicable.  In the event this Agreement is terminated prior to closing, Seller shall, upon the written request of Purchaser or the Subsidiary, promptly return all copies of all documentation and information provided by Purchaser or the Subsidiary hereunder.

5.2     Actions Prior to Closing.  From and after the date of this Agreement and until the closing date:

a.     Seller shall carry on its business diligently and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

b.     Seller shall not enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

c.     Seller shall use its best efforts to preserve its business organization intact.

d.     Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of Seller.

e.     Seller shall duly comply with all applicable laws as may be required for the valid and effective transfer of assets contemplated by this Agreement.

f.     Seller shall not sell or dispose of any property or assets, except products sold in the ordinary course of business.

g.     Seller shall promptly notify Purchaser of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of Seller.

5.3     No Covenant as to Tax or Accounting Consequences.  It is expressly understood and agreed that neither Purchaser, nor the Subsidiary,  nor their officers, agents, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

5.4     Bulk Transfer Laws.  Prior to closing the parties shall comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

5.5     Indemnification.  Seller shall indemnify Purchaser and the Subsidiary for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Purchaser or the Subsidiary resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by Seller herein, and any claims arising from the operations of Seller prior to the closing date.  Purchaser and the Subsidiary, jointly and severally, shall indemnify and hold Seller harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses)
resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by
Purchaser or the Subsidiary herein, and any claims arising from the operations of Purchaser or the Subsidiary prior to the closing date.  The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this
Agreement.

5.6     Publicity.  The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

5.7     Expenses.  Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this
Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

5.8     No Finder's Fees.  No broker, finder, or similar agent has been employed by or on behalf of Seller, Purchaser, or the Subsidiary in connection with this Agreement or the transactions contemplated hereby, and such parties have not entered into any agreement or understanding of any kind with any
Person for the payment of, and shall not be required to pay, any brokerage commission, finder's fee, or any similar compensation in connection with this
Agreement or the transactions contemplated hereby.

5.9     Further Actions.  Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

6.     Conditions Precedent to Purchaser' and the Subsidiary's Obligations.
Each and every obligation of Purchaser and the Subsidiary to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

6.1     Truth of Representations and Warranties.  The representations and warranties made by Seller in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

6.2     Performance of Obligations and Covenants.  Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the closing.

6.3     Officer's Certificate.  Purchaser and the Subsidiary shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to Purchaser and the Subsidiary), executed by a the president of Seller, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

6.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

6.5     No Material Adverse Change.  As of the closing date there shall not have occurred any material adverse change, financially or otherwise, to the
Acquired Assets or which materially impairs the ability of Seller to conduct its business or the earning power thereof on the same basis as in the past.

7.     Conditions Precedent to Obligations of Seller.  Each and every obligation of Seller to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

7.1     Truth of Representations and Warranties.  The representations and warranties made by Purchaser and the Subsidiary in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

7.2     Performance of Obligations and Covenants.  Purchaser and the
Subsidiary shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the closing.

7.3     Officer's Certificates.  Seller shall have been furnished with certificates (dated as of the closing date and in form and substance reasonably satisfactory to Seller), executed by an executive officer of
Purchaser and by an executive officer of the Subsidiary, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

7.5     No Material Adverse Change.  As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of either Purchaser or the Subsidiary to conduct its business.

8.     Securities Law Provisions.  At closing Seller shall deliver to
Purchaser a subscription agreement, as provided by Purchaser, containing appropriate representations concerning the restricted nature of the securities to be issued to it, the non-distributive intent of the recipient of the securities, and other provisions to reasonably satisfy the non-public, unregistered nature of the transaction.

9.     Closing.

9.1     Time and Place.  The closing of this transaction ("closing") shall take place at the offices of Purchaser, 1110 West Kettleman Lane, Suite 48,
Lodi, CA  95240, at 10:00 a.m., September ___, 2001, or at such other time and place as the parties hereto shall agree upon.  Such date is referred to in this Agreement as the "closing date."

9.2     Documents To Be Delivered by Seller.  At the closing Seller shall deliver to Purchaser and the Subsidiary the following documents:

a.     The Required Consents, assignments, and such other instruments of sale, transfer, conveyance, and assignment of the Acquired Assets to the Subsidiary as the Subsidiary and its counsel may request.

b.     The subscription agreement described in Section 8 hereof.

c.     The certificate required pursuant to subsection 6.3 hereof.

d.     If applicable, proof of compliance with bulk transfer laws.

e.     The Registration Rights Agreement.

f.     Such other documents of transfer, certificates of authority, and other documents as Purchaser or the Subsidiary may reasonably request.

9.3     Documents To Be Delivered by Purchaser and the Subsidiary.  At the
closing Purchaser and the Subsidiary shall deliver to Seller the following documents:

a.     An assumption document and such other instruments of assumption by the
Subsidiary as set forth in subsection 2.2 hereof and as Seller and its counsel may reasonably request.

b.     A stock certificate for 400,000 shares of restricted common stock of Purchaser.

c.     The certificate required pursuant to subsection 7.3 hereof.

d.     If applicable, proof of compliance with bulk transfer laws.

e.     Such other documents of transfer, certificates of authority, and other documents as Seller may reasonably request.

10.     Termination.  This Agreement may be terminated by Purchaser, the
Subsidiary, or Seller by notice to the others if, (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or
(ii) on September 30, 2001, if the closing shall not have occurred.  Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

11.     Miscellaneous.

11.1     Notices.  All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

Seller:               John Shin, Chairman
                      2400 Boston Street Suite 330
                      Baltimore, MD  21224

Purchaser
& the Subsidiary:     Harry T. Martin, CFO
                      1110 West Kettleman Lane Suite 48
                      Lodi, CA  95240

with copy to:         Ronald N. Vance
                      Attorney at Law
                      57 West 200 South Suite 310
                      Salt Lake City, UT  84101

11.2     Default.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

11.3     Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

11.4     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

11.5     Partial Invalidity.  If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this
Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

11.6     Entire Agreement.  This Agreement constitutes the entire
understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

11.7     Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

11.8     Survival of Covenants, Etc.  All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

11.9     Further Action.  The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

11.10     Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

11.11     Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this
Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

11.12     Headings.  The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

11.13     Counterparts.  This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

11.14     Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of California without regard to conflict of law principles and will be binding upon and shall inure to the benefit of the Parties and Shareholders and their successors and assigns.

11.15     Exhibits. As set forth in this Agreement, there are attached hereto, or delivered herewith, the following Exhibits, each of which is incorporated herein by this reference and expressly made a part hereof:

               Exhibit          Description
               "A"          Acquired Assets
               "B"          Acquired Contracts
               "C"          Customer Contracts
               "D"          Excluded Assets
               "E"          Assumed Liabilities
               "F"          Registration Rights Agreement
               "G"          Liabilities Related to Acquired Assets
               "H"          Required Consents

IN WITNESS WHEREOF, the parties hereto executed the foregoing Asset Purchase
Agreement the day and year first above written.

PURCHASER:                         PayStar Communications Corporation

By /s/ William D. Yotty
       William D. Yotty, CEO

THE SUBSIDIARY:                    PayStar Info Stations, Inc.

By /s/ William D. Yotty
       William D. Yotty, Chairman

SELLER:                            iCatcher Network, Inc.

By /s/ Pat Kelly
       Pat Kelly, Director & Co-Founder